                       EMPLOYMENT AND NON-COMPETITION AGREEMENT

    THIS AGREEMENT (this "AGREEMENT") is dated October 31, 1996, and is between ATLANTIC NETWORK SYSTEMS, INC., a North Carolina corporation ("ANS") and B. TAYLOR KOONCE, an individual residing in the State of North Carolina ("EMPLOYEE").

                                       RECITALS

A. On October 31, 1996, Eltrax acquired ANS in a merger from Employee and other shareholders of ANS in exchange for Eltrax common stock, the receipt and sufficiency of which is hereby acknowledged.

B.  ANS is now a wholly-owned subsidiary of Eltrax.

C. ANS wishes to continue the services of Employee for at least the duration of this Agreement, and Employee wishes to provide his services for such period.

D. The Company desires reasonable protection of its confidential business and technical information.

E. The Company desires assurance that Employee will not compete with it for a reasonable period of time after termination of employment, Employee is willing to refrain from such competition.

F. Employee desires to have the opportunity to earn certain commissions and incentive payments as provided for herein.

    NOW, THEREFORE, in consideration of Employee's acceptance of and continuance in ANS's employment for the term of this Agreement and the parties' agreement to be bound by the terms contained herein, the parties hereby agree as follows:

                                       ARTICLE
                                          1.
                                     DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

 1.1.    "ACTUAL ANNUAL BONUS" shall have the meaning given such term in
         Section 3.2(d) of this Agreement.

 1.2.    "ACTUAL NET PROFIT" shall have the meaning given such term in Section
         3.2 of this Agreement.

 1.3. "ANNUAL BONUS" shall mean the annual cash bonus which Employee is eligible to earn pursuant to Section 3.2 of this Agreement.

 1.4. "ANS" shall mean Atlantic Network Systems, Inc., a North Carolina corporation.

 1.5.    [Intentionally Left Blank]

 1.6. "BASE TERM" shall have the meaning given such term in Section 2.3 of this Agreement.

 1.7.    "THRESHOLD NET PROFIT" shall have the meaning given such term in
         Section 3.2 of this Agreement.

 1.8. "CAUSE" shall have the meaning given such term in Section 4.2 of this Agreement.

 1.9. "COMMITTEE" shall mean a committee of the Board of Directors of Eltrax consisting solely of directors who are not employees of Eltrax.

 1.10. "COMPANY" shall mean Eltrax Systems, Inc., a Minnesota corporation, and shall include its Subsidiaries and successors in interest.

 1.11. "CONFIDENTIAL INFORMATION" shall mean information or material which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:

         (a) information or material relating to the Company, and its businesses as conducted or anticipated to be conducted, business plans, operations, past, current or anticipated software, products or services, customers or prospective customers, or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

         (b) information or material relating to the Company's inventions, improvements, discoveries, "know-how," technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company's software, products or services;

         (c) information which when received is marked as "proprietary," "private," or "confidential";

         (d)  trade secrets;

         (e) software in various stages of development, including computer programs in source code and binary code form, software designs, specifications, programming aids (including "library subroutines" and productivity tools), programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases; and

         (f) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.

              Notwithstanding the foregoing, "Confidential Information" does not include any information which is properly published or in the public domain; PROVIDED, HOWEVER, that information which is published by or with the aid of Employee outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

 1.12. "DISABILITY" shall mean the inability, as reasonably determined by ANS, of Employee to perform his duties under this Agreement because of illness or incapacity for a continuous period of six (6) months. In the event that Employee objects that ANS has not reasonably determined Employee's inability to perform his duties, the issue shall be determined by three physicians, one selected by ANS, one by Employee, and the third selected by the first two selected physicians. The majority opinion of the three physicians shall be final and binding on ANS and Employee.

 1.13. "ELTRAX" shall mean Eltrax Systems, Inc., a Minnesota corporation, and shall include its Subsidiaries and successors in interest.

 1.14.   "EMPLOYEE" shall mean B. Taylor Koonce.

 1.15.   "ESTIMATED ANNUAL BONUS" shall have the meaning given such term in
         Section 3.2(c) of this Agreement.

 1.16.   "GAAP" shall mean generally accepted accounting principles.

 1.17. "PLAN" shall mean any profit sharing, pension, life insurance, accident insurance, disability insurance, health insurance, hospitalization, medical reimbursement or other employee benefit plan including, without limitation, Eltrax' 401(k) Plan.

 1.18. "SUBSIDIARY" shall mean: (a) any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by Eltrax and/or one or more subsidiaries thereof; and (b) any division or business unit (or portion thereof) of Eltrax or a corporation described in clause (a) of this Section 1.18.

                                       ARTICLE
                                          2.
                             EMPLOYMENT, DUTIES AND TERM

 2.1. EMPLOYMENT; POSITION. Upon the terms and conditions set forth in this Agreement, ANS hereby employs Employee, and Employee accepts such employment. During the term of this Agreement, Employee shall serve as Vice President of ANS. Termination of this Agreement prior to the end of the term stated in Section 2.3 by either party shall also terminate Employee's employment with ANS.

 2.2.    DUTIES.

         (a) Employee shall devote his full-time and reasonable best efforts to ANS and to fulfilling the duties of his position which shall include such duties with respect to ANS and the Company as may from time to time be assigned to him by the Eltrax Chief Executive Officer and the Eltrax Board of Directors; PROVIDED, HOWEVER, that such duties are reasonably consistent with Employee's education, experience and background.

         (b) Employee shall operate the business of ANS in the best interests of the Company and its shareholders.

         (c) Employee shall comply with the Company's policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail. In addition, Employee shall comply with the Company's policies on employee conduct and business ethics.

 2.3. TERM. The term of this Agreement shall commence November 1, 1996 and shall terminate on October 31, 2001 (the "BASE TERM"), unless earlier terminated pursuant to Article 4 of this Agreement. Commencing November 1, 2001 and on each November 1 thereafter, the term of Employee's employment hereunder shall be automatically extended for one (1) additional year unless on or before the November 1 immediately preceding any such renewal period either party gives written notice to the other of the cessation of further extensions, in which case no further automatic extensions shall occur.

                                       ARTICLE
                                          3.
                         COMPENSATION, EXPENSES, AND BENEFITS

 3.1. COMPENSATION. For all services rendered under this Agreement during the term of Employee's employment, ANS shall pay Employee, in accordance with Schedule A attached hereto.

 3.2.    ANNUAL BONUS.  In addition to other compensation to be paid under this
         Article 3, Employee shall be eligible to receive an Annual Bonus, subject to the conditions and calculated in the manner set forth herein. The Annual Bonus, if any, shall be equal to the amount by which ANS's Actual Net Profit exceeds ANS's Threshold Net Profit multiplied by three percent (3%).

         (a) ACTUAL NET PROFIT. For purposes of this Section 3.2, ANS's "Actual Net Profit" shall be equal to ANS's net income before taxes for the calendar year computed in accordance with GAAP, as determined by the Company's independent auditors, and adjusted as follows: (i) excluding any payment or accrual of any Annual Bonus required to be paid pursuant to this Section 3.2; (ii) including in the calculation of ANS's net profit only that portion of Eltrax's expenses which is directly attributable to ANS (I.E., expenses incurred to conduct the annual audit of ANS operations and excluding any intercompany administrative or overhead charges or expenses); and (iii) including in such calculation as an expense of ANS an interest amount "imputed" on any funds advanced to ANS by Eltrax at an interest rate equal to Eltrax' then current interest rate available under Eltrax' line of credit with its primary lender.

         (b) THRESHOLD NET PROFIT. For purposes of this Section 3.2, ANS's "Threshold Net Profit" for each of the five (5) years shall be as follows:

                   Fiscal Year Ending            ANS Threshold Net Profit
                   ------------------            ------------------------

                   December 31, 1996                  $   750,000
                   December 31, 1997                  $ 1,000,000
                   December 31, 1998                  $ 1,250,000
                   December 31, 1999                  $ 1,500,000
                   December 31, 2000                  $ 1,750,000
                   December 31, 2001                  $ 2,000,000

         (c) PAYMENT OF ESTIMATED ANNUAL BONUS. An estimate of the Annual Bonus shall be calculated pursuant to the formula set forth above and based upon unaudited financial statements of ANS (the "ESTIMATED ANNUAL BONUS"). The Estimated Annual Bonus, if any, shall be paid to Employee in cash within thirty (30) days after the calendar year end.

         (d) RECONCILIATION WITH ACTUAL ANNUAL BONUS. Within 120 days of the Company's fiscal year end, the actual Annual Bonus shall be calculated pursuant to the formula set forth above and shall be based upon the financial results of ANS which are included in the audited financial statements of Eltrax (the "ACTUAL ANNUAL BONUS"). Promptly thereafter, the Estimated Annual Bonus, if any, shall be reconciled with the Actual Annual Bonus and the appropriate adjustments (if any) shall be made accordingly at such time and as mutually agreed to by the parties.

 3.3.    WARRANT.  In addition to other compensation to be paid under this
         Article 3, Employee shall be granted a warrant, in substantially the form of warrant attached hereto as Exhibit A, to purchase up to 37,500 shares of common stock, par value $.01 per share, of Eltrax (the "WARRANT") at an exercise price of $6.00 per share.

 3.4.    BENEFITS.  In addition to other compensation to be paid under this
         Article 3, Employee shall be entitled to participate in all benefit Plans available to all full-time, eligible employees currently maintained or hereafter established by Eltrax or ANS generally, in accordance with the terms and conditions of such Plans.

 3.5. EXPENSES. ANS shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in the Base Term and all renewals thereof in the performance of the services rendered by him. Expenses for which reimbursement shall be made shall include, without limitation, travel expenses, meals and lodging expenses, long distance telephone charges and business entertainment expenses. The reimbursement of Employee for expenses incurred by him shall be subject to and made in accordance with such policies and procedures as maybe established by ANS and the Eltrax Board of Directors from time to time.

                                       ARTICLE
                                          4.
                                  EARLY TERMINATION

 4.1. EARLY TERMINATION. Subject to Article 3 and the respective continuing obligations of the parties pursuant to Articles 5, 6, 7 and 8, this Article sets forth the terms for early termination of this Agreement.

 4.2. TERMINATION FOR CAUSE. ANS may terminate this Agreement and Employee's employment immediately for cause. For the purpose hereof, "CAUSE" means (1) fraud, (2) theft or embezzlement of the Company's assets, (3) willful violation of law constituting a felony, (4) the continued failure by Employee to perform his duties as reasonably assigned to Employee pursuant to Section 2.2 of Article 2 of this Agreement for a period of sixty (60) days after a written demand for such performance, which written demand specifically identifies the manner in which it is alleged Employee has not satisfactorily performed such duties. At any time during the sixty (60) day "cure" period described in clause (4) above, at Employee's request the Eltrax Chief Executive Officer, together with at least one member of the Committee, shall meet in person to discuss the alleged performance deficiencies. In the event of termination for cause pursuant to this
         Section 4.2, Employee shall be paid all commissions earned through the date of termination specified in any notice of termination and any amounts to which the Executive is entitled under any Plan in accordance with the terms of such Plan.

 4.3. TERMINATION WITHOUT CAUSE. Either Employee or ANS may terminate this Agreement and Employee's employment without cause on seventy-five (75) days' written notice. In the event of termination of this Agreement and of Employee's employment pursuant to this Section 4.3, compensation shall be paid as follows:

         (a) If the termination is by Employee, Employee shall be paid all commissions earned through the date of termination specified in such notice (but not to exceed sixty (60) days from the date of such notice);

         (b) If the termination is by ANS, Employee's draw shall terminate and he shall be paid: (i) all commissions earned through the date of termination specified in such notice and (ii) on a monthly basis through the Base Term or any applicable renewal term an amount equal to one-twelfth (1/12) of his commissions earned over the twelve (12) months immediately preceeding the date of termination specified in such notice. In addition, Employee shall be paid the pro-rata portion of any Annual Bonus to which Employee may be entitled in accordance with Section 3.2.

 4.4. TERMINATION IN THE EVENT OF DEATH OR DISABILITY. This Agreement and Employee's employment shall terminate in the event of death or Disability of Employee.

         (a) In the event of Employee's death, commission payments shall be terminated as of the end of the month in which Employee's death occurs. In such case, Employee's estate will be paid a pro-rata portion of any Annual Bonus to which Employee may be entitled in accordance with Section 3.2.

         (b) In the event of Disability, Employee shall be paid: (i) all commissions earned through the date of the event of Disability and (ii) on a monthly basis through the end of the month in which the last day of the six-month period of Employee's inability to perform his duties occurs, an amount equal to one twelfth (1/12) of his commissions earned over the twelve (12) months immediately preceeding the date of the event of Disability. In addition, Employee shall be paid the pro-rata portion of any Annual Bonus to which Employee may be entitled in accordance with Section 3.2.

 4.5. ENTIRE TERMINATION PAYMENT. The compensation provided for in Articles 3 and 4 for early termination of this Agreement shall constitute Employee's sole remedy for such termination. Employee shall not be entitled to any other termination or severance payment which may be payable to Employee under any other agreement between Employee and ANS or any policy of the Company. This Section 4.5 shall not have any effect on distributions to which Employee may be entitled at termination from any tax-qualified Plan or any other Plan (other than a severance payment or similar Plan).

                                       ARTICLE
                                          5.
                      CONFIDENTIALITY, DISCLOSURE AND ASSIGNMENT


 5.1. CONFIDENTIALITY. Employee will not, during the term or after the termination or expiration of this Agreement, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by ANS. If Employee leaves the employ of ANS, Employee will not, without its prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information.

 5.2. BUSINESS CONDUCT AND ETHICS. During the term of employment with ANS, Employee will engage in no activity or employment which may conflict with the interest of the Company, and will comply with the Company's policies and guidelines pertaining to business conduct and ethics.

 5.3. DISCLOSURE. Employee will disclose promptly in writing to Eltrax all inventions, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Eltrax' business time or on Employee's own time during the term of the Agreement, provided the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Eltrax in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Eltrax.

 5.4. INSTRUMENTS OF ASSIGNMENT. Employee will sign and execute all instruments of assignment and other papers to evidence vestiture of Employee's entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Eltrax, at the request and the expense of Eltrax, and Employee will do all acts and sign all instruments of assignment and other papers Eltrax may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. If Employee is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Employee, Employee agrees to do so, and if Employee leaves the employ of ANS, Eltrax shall pay Employee at a rate mutually agreeable to Employee and Eltrax, plus reasonable traveling or other expenses.

 5.5. NOTICE OF LIMITATION. The requirements of Sections 5.3 and 5.4 above do not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee's own time, and (a) which does not relate (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Employee for the Company.

 5.6. SURVIVAL. The obligations of this Article 5 shall survive the expiration or termination of this Agreement.

                                       ARTICLE
                                          6.
                                   NON-COMPETITION

 6.1. NON-COMPETITION. Employee agrees that for a period of: (a) two (2) years following termination of employment with ANS if the termination is by Employee or (b) one (1) year following termination of employment with ANS if the termination is by ANS for "cause," Employee will not, directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of the Company's business which was under Employee's management or supervision at any time during the term of this Agreement or any part of the Company's business with respect to which Employee has Confidential Information as governed by Article 5 of this Agreement. For purposes of this
         Section 6.1, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose voting stock is traded in a public market. Also for purposes of this
         Section 6.1, "the Company's business" shall include businesses conducted by the Company, any Subsidiary of the Company and any affiliate of the Company and any partnership or joint venture. Employee will not be subject to the foregoing non-competition covenant if the termination of employment with ANS is by ANS without "cause."

 6.2. EFFECT OF TERMINATION. In the event Employee's employment terminates for any reason, no additional compensation shall be paid for the non-competition obligation.

 6.3. SURVIVAL. The obligations of this Article 6 shall survive the expiration or termination of this Agreement.

                                       ARTICLE
                                          7.
                         CHANGE OF OWNERSHIP OF THE BUSINESS

 7.1. EFFECT. In the event (i) of the merger of Eltrax with or into any other corporation (other than a merger in which Eltrax is the surviving corporation) or (ii) that all or substantially all of the assets or capital stock of Eltrax or ANS are sold (other than to a person or entity which is an "affiliate," as defined in the Securities Act of 1933, as amended, of Eltrax):

         (a) If Employee gives his written consent to the assignment of this Agreement to the successor or (and such assignment is accepted), this Agreement shall remain in full force and effect between Employee and the assignee.

         (b) If such assignment is not accepted by the successor or purchaser, then this Agreement shall be deemed to have been terminated by ANS without cause pursuant to Article 4; and

         (c) If a proposed assignment is accepted by the successor or purchaser, but Employee does not provide his written consent to such assignment (unless such consent is withheld because the purchaser does not have creditworthiness reasonably equivalent to ANS's and ANS does not agree to guarantee the purchaser's performance of ANS's payment obligations hereunder), this Agreement shall be deemed terminated for cause pursuant to
              Article 4.

                                       ARTICLE
                                          8.
                                  GENERAL PROVISIONS

 8.1. NO ADEQUATE REMEDY. The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

 8.2. SUCCESSORS AND ASSIGNS. Except as otherwise provided in Article 7, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of ANS whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the capital stock, assets or business of ANS, and any such successor or assign shall absolutely and unconditionally assume all of ANS's obligations hereunder.

 8.3. NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address which:

         (a)  In the case of ANS shall be:

              Atlantic Network Systems, Inc.
              c/o Eltrax Systems, Inc.
              Rush Lake Business Park
              1775 Old Highway 8
              St. Paul, MN  55112
              Attn:  Chief Executive Officer

         (b)  In the case of Employee shall be:

              B. Taylor Koonce
              1205 Hedgelawn Way
              Raleigh, NC  27615

    Any party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

 8.4. CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

 8.5. GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to the conflict of laws principles thereof. The parties hereto expressly recognize and agree that the implementation of this Governing Law provision is essential in light of the fact that the Company's corporate headquarters and its principal executive offices are located within the State of Minnesota, and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between the Company and its key employees.

 8.6. CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

 8.7. WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

 8.8. MODIFICATION. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

 8.9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon and supersedes all prior or contemporaneous agreements, understandings and negotiations with respect to the subject matter hereof.

 8.10. ATTORNEYS' FEES. In the event there is litigation between the parties hereto with respect to their rights and obligations under this Agreement, the prevailing party in any such litigation shall be entitled to recover from the opposing party all reasonable attorneys' fees and expenses (including fees of accountants) incurred by the prevailing party in connection with such proceeding.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EMPLOYEE                               ATLANTIC NETWORK SYSTEMS, INC.


    /s/ B. Taylor Koonce               By /s/ Walter C. Lovett
    ------------------------------        --------------------------------
    B. Taylor Koonce                          Walter C. Lovett
                                              Vice President and Treasurer